ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS
Abercrombie delivers highest Q2 sales since 2015, offset by pressures at Hollister

New Albany, Ohio, August 25, 2022: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended July 30, 2022. These compare to results for the second quarter ended July 31, 2021. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said “As the global macro environment deteriorated in the second quarter, we experienced a divergence in brand performance. Abercrombie delivered its highest Q2 sales since 2015 and its ninth consecutive quarter of average unit retail (“AUR”) growth. This was more than offset by Hollister, where we saw a greater than anticipated impact from inflation and a shift away from core categories to more fashion-driven product, contributing to lower-than-expected conversion and basket size.

We expect macro headwinds to persist and have taken action to adjust receipts across brands to fuel winning categories for late fall and holiday. In addition, we have right-sized the Hollister inventory receipt plan for holiday and beyond. Looking ahead, we will continue to monitor sales volumes and react with agility to ensure inventory turns appropriately, and we expect year-over-year inventory growth to have peaked in Q2 and to moderate significantly in the back half as we lap late receipts from last year.

Thus far in August, we have experienced a steady improvement in weekly sales trend, although total quarter-to-date remains in line with Q2. Our revised outlook reflects the uncertain environment for the back half. As we have successfully done over the last several years, we will continue to navigate near-term challenges and reduce spend where appropriate while executing to our long-term goals. We remain confident that we have the balance sheet and strategies in place to drive continued progress towards our 2025 Always Forward Plan introduced at our June 2022 Investor Day.”

Details related to net (loss) income per diluted share for the second quarter are as follows:

	2022	2021
GAAP	$(0.33)	$1.69
Excluded items, net of tax effect (1)	(0.03)	(0.01)
Adjusted non-GAAP	$(0.30)	$1.70
Impact from changes in foreign currency exchange rates (2)	—	(0.09)
Adjusted non-GAAP constant currency	$(0.30)	$1.61
(1)Excluded items consist of pre-tax store asset impairment charges.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the second quarter ended July 30, 2022 as compared to the second quarter ended July 31, 2021:
•Net sales of $805 million, down 7% as compared to last year on a reported basis and down 4% on a constant currency basis.
•Gross profit rate of 57.9%, down approximately 730 basis points as compared to last year. The year-over-year decrease was primarily driven by higher product costs, which contributed 750 basis points, and the adverse impact of exchange rates, which accounted for 30 basis points. These impacts where partially offset by higher AUR at Abercrombie.
•Operating expense, excluding other operating income, net, was up 4% compared to last year. The increase was driven primarily by inflation and higher digital fulfillment expenses partially offset by lower incentive-based compensation. Operating expense as a percentage of sales increased to 58.0% from 52.1% last year.
•     Operating loss of $2 million and $0 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating income of $115 million and $116 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net loss per diluted share of $0.33 and $0.30 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $1.69 and $1.70 on a reported and adjusted non-GAAP basis, respectively.

Net Sales
Net sales by brand and region for the second quarter are as follows:

(in thousands)	2022	2021	1 YR % Change
Net sales by brand:
Hollister (1)	$436,934	$514,483	(15)%
Abercrombie (2)	368,157	350,367	5%
Total company	$805,091	$864,850	(7)%

Net sales by region: (3)	2022	2021	1 YR % Change
United States	$578,086	$601,767	(4)%
EMEA	166,785	190,840	(13)%
APAC	27,778	41,228	(33)%
Other (4)	32,442	31,015	5%
International	$227,005	$263,083	(14)%
Total company	$805,091	$864,850	(7)%
(1)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(4)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions.

Financial Position and Liquidity
As of July 30, 2022 the company had:
•Cash and equivalents of $370 million. This compares to cash and equivalents of $823 million and $922 million as of January 29, 2022 and July 31, 2021, respectively.
•Inventories of $708 million, with 92% of inventory current, defined as current season, long-lived, or future set. The second quarter lapped the lowest Q2 on hand inventory levels since the mid-2000s and the lowest total inventory in over a decade, driven by shipping delays and production shutdowns in Vietnam, where we had outsized exposure relative to industry average. Low on-hand inventories in 2021 led to missed sales opportunity in the back half. This year, we proactively pulled forward deliveries to ensure we have product for back-to-school and holiday. Compared to 2021, an increase of approximately 70% was driven by higher units on hand which contributed 28% to the increase. In-transit inventory was up $140 million, or 130%, contributing 34% to the increase and increased average unit costs contributed 8%.
•Long-term gross borrowings under the company’s senior secured notes of $308 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $359 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $0.7 billion. This compares to liquidity of $1.1 billion and $1.2 billion as of January 29, 2022 and July 31, 2021, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended July 30, 2022 are as follows:
•Net cash used for operating activities of $260 million.
•Net cash used for investing activities of $52 million.
•Net cash used for financing activities of $135 million.

In the quarter, the company returned approximately $18 million to shareholders through the repurchase of approximately 1 million shares. For the year-to-date period ended July 30, 2022, the company repurchased approximately 4.3 million shares and has returned $118 million to shareholders through share repurchases. The company has $240 million remaining on the share repurchase authorization established in November 2021.

Depreciation and amortization was $66 million for the year-to-date period ended July 30, 2022.

Fiscal 2022 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2022, the company now expects:
•Net sales to be down mid-single-digits from $3.7 billion in 2021 compared to previous outlook of flat to up 2%, driven by an assumed ongoing inflationary impact on consumer demand. The outlook also includes an estimated adverse impact of approximately 200 basis points from foreign currency.

•Operating margin in the range of 1 to 3%, down from previous outlook of 5 to 6% primarily reflecting lower sales due to an assumption of lower AURs needed to keep inventory current. Mitigating these factors will be actions to reduce certain expenses, and adjust inventory receipt levels and cadence by region in response to current market forces.
•Capital expenditures of approximately $150 million.

The company is withdrawing the previous effective tax rate outlook of mid 30s as there could be a higher effective tax rate due to our inability to recognize a tax benefit for certain losses incurred outside of the U.S.

Fiscal 2022 Third Quarter Outlook
For the third quarter of fiscal 2022, the company expects:
•Net sales to be down high-single-digits to fiscal third quarter 2021 level of $905 million. The level assumes a continuation of recent trends for the rest of the quarter and includes an estimated adverse impact of approximately 220 basis points from foreign currency.
•Operating income to be around break-even with the year-over-year decline driven by lower sales and an assumption of lower AURs needed to keep inventory current.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the third quarter. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 5110701 or through corporate.abercrombie.com. A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of A&F contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our third quarter and annual fiscal 2022 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks and uncertainty related to the ongoing COVID‐19 pandemic and any other adverse public health developments; risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to recent inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic initiatives, including our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; and risks related to cybersecurity threats and privacy or data security breaches or the potential loss or disruption of our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined "Hollister" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands and "Abercrombie" refers to the company's Abercrombie & Fitch and abercrombie kids brands.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering activewear, loungewear and underwear, is designed to give all Gen Z customers their daily dose of happy. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 730 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mackenzie Gusweiler	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Net sales	$805,091	100.0%	$864,850	100.0%
Cost of sales, exclusive of depreciation and amortization	339,200	42.1%	301,365	34.8%
Gross profit	465,891	57.9%	563,485	65.2%
Stores and distribution expense	340,791	42.3%	325,847	37.7%
Marketing, general and administrative expense	124,168	15.4%	123,913	14.3%
Asset impairment	2,170	0.3%	786	0.1%
Other operating expense (income), net	953	0.1%	(1,848)	(0.2)%
Operating (loss) income	(2,191)	(0.3)%	114,787	13.3%
Interest expense, net	6,917	0.9%	11,275	1.3%
(Loss) income before income taxes	(9,108)	(1.1)%	103,512	12.0%
Income tax expense (benefit)	5,634	0.7%	(6,944)	(0.8)%
Net (loss) income	(14,742)	(1.8)%	110,456	12.8%
Less: Net income attributable to noncontrolling interests	2,092	0.3%	1,956	0.2%
Net (loss) income attributable to Abercrombie & Fitch Co.	$(16,834)	(2.1)%	$108,500	12.5%

Net (loss) income per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.33)		$1.77
Diluted	$(0.33)		$1.69

Weighted-average shares outstanding:
Basic	50,441		61,428
Diluted	50,441		64,136

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Net sales	$1,617,853	100.0%	$1,646,255	100.0%
Cost of sales, exclusive of depreciation and amortization	702,416	43.4%	587,636	35.7%
Gross profit	915,437	56.6%	1,058,619	64.3%
Stores and distribution expense	678,334	41.9%	641,355	39.0%
Marketing, general and administrative expense	246,317	15.2%	244,860	14.9%
Asset impairment, exclusive of flagship store exit charges	5,592	0.3%	3,450	0.2%
Other operating income, net	(2,889)	(0.2)%	(3,266)	(0.2)%
Operating (loss) income	(11,917)	(0.7)%	172,220	10.5%
Interest expense, net	14,224	0.9%	19,881	1.2%
(Loss) Income before income taxes	(26,141)	(1.6)%	152,339	9.3%
Income tax expense (benefit)	3,447	0.2%	(823)	0.0%
Net (loss) income	(29,588)	(1.8)%	153,162	9.3%
Less: Net income attributable to noncontrolling interests	3,715	0.2%	2,894	0.2%
Net (loss) income attributable to Abercrombie & Fitch Co.	$(33,303)	(2.1)%	$150,268	9.1%

Net (loss) income per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.65)		$2.43
Diluted	$(0.65)		$2.32

Weighted-average shares outstanding:
Basic	51,262		61,914
Diluted	51,262		64,803

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 30, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment(2)	$2,170	$2,170	$—
Operating loss	(2,191)	(2,170)	(21)
Loss before income taxes	(9,108)	(2,170)	(6,938)
Income tax expense (3)	5,634	(611)	6,245
Net loss attributable to Abercrombie & Fitch Co.	$(16,834)	$(1,559)	$(15,275)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.33)	$(0.03)	$(0.30)
Diluted weighted-average shares outstanding:	50,441		50,441
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $2.2 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 31, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment(2)	$786	$786	$—
Operating income	114,787	(786)	115,573
Income before income taxes	103,512	(786)	104,298
Income tax benefit (3)	(6,944)	(224)	(6,720)
Net income attributable to Abercrombie & Fitch Co.	$108,500	$(562)	$109,062

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.69	$(0.01)	$1.70
Diluted weighted-average shares outstanding:	64,136		64,136
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $0.8 million
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended July 30, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$5,592	$5,592	$—
Operating loss	(11,917)	(5,592)	(6,325)
Loss before income taxes	(26,141)	(5,592)	(20,549)
Income tax expense (3)	3,447	(1,529)	4,976
Net loss attributable to Abercrombie & Fitch Co.	$(33,303)	$(4,063)	$(29,240)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.65)	$(0.08)	$(0.57)
Diluted weighted-average shares outstanding:	51,262		51,262
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $5.6 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended July 31, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$3,450	$3,450	$—
Operating income	172,220	(3,450)	175,670
Income before income taxes	152,339	(3,450)	155,789
Income tax benefit (3)	(823)	(673)	(150)
Net income attributable to Abercrombie & Fitch Co.	$150,268	$(2,777)	$153,045

Net income per diluted share attributable to Abercrombie & Fitch Co.	$2.32	$(0.04)	$2.36
Diluted weighted-average shares outstanding:	64,803		64,803
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $3.5 million, which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended July 30, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2022	2021	% Change
Net sales
GAAP (1)	$805,091	$864,850	(7)%
Impact from changes in foreign currency exchange rates (2)	—	(23,124)	3%
Net sales on a constant currency basis	$805,091	$841,726	(4)%

Gross profit	2022	2021	BPS Change (3)
GAAP (1)	$465,891	$563,485	(730)
Impact from changes in foreign currency exchange rates (2)	—	(16,117)	20
Gross profit on a constant currency basis	$465,891	$547,368	(710)

Operating (loss) income	2022	2021	BPS Change (3)
GAAP (1)	$(2,191)	$114,787	(1,360)
Excluded items (4)	(2,170)	(786)	(20)
Adjusted non-GAAP	$(21)	$115,573	(1,380)
Impact from changes in foreign currency exchange rates (2)	—	(7,984)	100
Adjusted non-GAAP constant currency basis	$(21)	$107,589	(1,280)

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	2022	2021	$ Change
GAAP (1)	$(0.33)	$1.69	$(2.02)
Excluded items, net of tax (4)	(0.03)	(0.01)	(0.02)
Adjusted non-GAAP	$(0.30)	$1.70	$(2.00)
Impact from changes in foreign currency exchange rates (2)	—	(0.09)	0.09
Adjusted non-GAAP constant currency basis	$(0.30)	$1.61	$(1.91)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax store asset impairment charges of $2.2 million and $0.8 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Current assets:
Cash and equivalents	$369,957	$823,139	$921,504
Receivables	79,820	69,102	87,151
Inventories	708,024	525,864	415,604
Other current assets	104,887	89,654	77,392
Total current assets	1,262,688	1,507,759	1,501,651
Property and equipment, net	511,181	508,336	532,795
Operating lease right-of-use assets	740,627	698,231	791,036
Other assets	219,598	225,165	229,911
Total assets	$2,734,094	$2,939,491	$3,055,393

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$408,297	$374,829	$289,475
Accrued expenses	342,690	395,815	351,991
Short-term portion of operating lease liabilities	202,699	222,823	219,453
Income taxes payable	5,582	21,773	26,260
Total current liabilities	959,268	1,015,240	887,179
Long-term liabilities:
Long-term portion of operating lease liabilities	$714,265	$697,264	$791,793
Long-term borrowings, net	304,219	303,574	303,015
Other liabilities	83,415	86,089	106,473
Total long-term liabilities	1,101,899	1,086,927	1,201,281
Total Abercrombie & Fitch Co. stockholders’ equity	661,788	826,090	956,566
Noncontrolling interests	11,139	11,234	10,367
Total stockholders’ equity	672,927	837,324	966,933
Total liabilities and stockholders’ equity	$2,734,094	$2,939,491	$3,055,393

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
Operating activities
Net cash (used for) provided by operating activities	$(259,733)	$49,945

Investing activities
Purchases of property and equipment	$(59,582)	$(35,269)
Proceeds from sale of property and equipment	7,972	—
Net cash used for investing activities	$(51,610)	$(35,269)

Financing activities
Purchase of senior secured notes	—	(46,969)
Payment of debt issuance or modification costs and fees	—	(1,837)
Purchases of common stock	(117,775)	(135,249)
Other financing activities	(17,649)	(16,192)
Net cash used for financing activities	$(135,424)	$(200,247)

Effect of foreign currency exchange rates on cash	$(7,567)	$(2,547)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(454,334)	$(188,118)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$834,368	$1,124,157
Cash and equivalents, and restricted cash and equivalents, end of period	$380,034	$936,039

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended July 30, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
April 30, 2022	352	156	171	49	523	205	728
New	6	1	1	—	7	1	8
Permanently closed	—	(2)	—	—	—	(2)	(2)
July 30, 2022	358	155	172	49	530	204	734

	Twenty-Six Weeks Ended July 30, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 29, 2022	351	154	173	51	524	205	729
New	7	3	2	—	9	3	12
Permanently closed	—	(2)	(3)	(2)	(3)	(4)	(7)
July 30, 2022	358	155	172	49	530	204	734
(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 9 international franchise stores as of July 30, 2022, 8 international franchise stores as of April 30, 2022 and January 29, 2022. Excludes 15 company-operated temporary stores as of July 30, 2022 and 13 company-operated temporary stores April 30, 2022 and 14 company-operated temporary stores January 29, 2022.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 16 international franchise stores as of July 30, 2022, 14 international franchise stores as of April 30, 2022 and January 29, 2022. Excludes 4 company-operated temporary stores as of July 30, 2022 and 5 company-operated temporary stores as of April 30, 2022 and January 29, 2022.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of July 30, 2022, April 30, 2022, and January 29, 2022.